UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2025

AUDIOEYE, INC.

(Exact name of registrant as specified in charter)

Delaware	001-38640	20-2939845
State of Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification No.

5210 E. Williams Circle, Suite 750

Tucson, Arizona 85711

(Address of principal executive offices / Zip Code)

(866) 331-5324

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	AEYE	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Matters

On March 31, 2025 (the “Effective Date”), AudioEye, Inc. (the “Company”) and David Moradi, the Company’s Chief Executive Officer, entered into a Second Amendment (the “Second Amendment”) to Mr. Moradi’s Amended and Restated Employment Agreement dated April 5, 2022, as amended on December 26, 2023 (the “Employment Agreement”). The Second Amendment extends the term of the Employment Agreement from August 20, 2025 to January 9, 2027.

The Second Amendment provides that, beginning with the second quarter of 2025, Mr. Moradi’s annual base salary will be $1. The Second Amendment provides for a grant to Mr. Moradi, on the Effective Date, of 241,444 restricted stock units (“RSUs”) under the Company’s 2020 Equity Incentive Plan. Of such RSUs, 81,444 RSUs will vest on January 9, 2026 and 160,000 RSUs will vest on January 9, 2027, subject to his continuous service as the Company’s Chief Executive Officer, except as provided in the next sentence. Any unvested RSUs will become fully vested if Mr. Moradi’s employment is terminated by the Company without cause or due to his death, or if there is a change in control of the Company that involves a corporate transaction at any time before the RSUs are fully vested.

In addition, the Second Amendment provides that with respect to the award of performance shares granted to Mr. Moradi on August 20, 2020 (the “PSAs”), the performance period of the following tranches of PSAs are extended from August 20, 2025 to January 9, 2027: (i) the 50,000 PSAs with a performance condition of Monthly Recurring Revenue equal to or more than $5.0 million for two consecutive calendar months and (ii) the 50,000 PSAs with a performance condition of Volume Weight Average Price “VWAP” in excess of $50 on The Nasdaq Stock Market LLC over 20 Consecutive Trading Days. All other terms and conditions of the PSAs remain unchanged.

The foregoing summary of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is filed herewith as Exhibit 10.1.

Executive Chairman Matters

On April 1, 2025, following discussions with Dr. Carr Bettis, the Executive Chairman of the Board of Directors of the Company, the Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, the nomination of the four other current directors of the Company, Dr. Katherine Fleming, James Hawkins, David Moradi and Jamil Tahir, for re-election as directors at the 2025 Annual Meeting of Stockholders of the Company (the “2025 Annual Meeting”), which is scheduled for May 23, 2025. The Board of Directors also took action to reduce its size to four members, effective upon the expiration of Dr. Bettis’ term as a director at the 2025 Annual Meeting.

As a result of Dr. Bettis’ term as a director ending at the 2025 Annual Meeting, Dr. Bettis’ position as Executive Chairman of the Board will terminate, and the Executive Employment Agreement, dated as of July 1, 2015, between Dr. Bettis and Company will terminate, effective on the date of the 2025 Annual Meeting. The Board of Directors has appointed Mr. Moradi to the position of Chairman of the Board, effective on the date of the 2025 Annual Meeting.

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits:

Exhibit Number	Description

10.1	Second Amendment, dated as of March 31, 2025, to the Amended and Restated Employment Agreement by and between AudioEye, Inc. and David Moradi, dated as of April 5, 2022

104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 2, 2025	AudioEye, Inc.
(Registrant)

	By	/s/ Kelly Georgevich
	Name:	Kelly Georgevich
	Title:	Chief Financial Officer